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                                                                    Exhibit 4(c)

                         FIXED ACCOUNT RIDER


This rider is made a part of the Policy to which it is attached. This benefit is subject to all the provisions of this rider and this Policy.

FIXED ACCOUNT

The Owner may choose to allocate all or a portion of his Purchase Payments to the Fixed Account. The Fixed Account is a part of the General Account of United Investors Life Insurance Company. The General Account consists of all assets of United Investors Life Insurance Company other than those in any separate account.

PURCHASE PAYMENTS ALLOCATED TO THE FIXED ACCOUNT

On the seventeenth day after the Policy Date, the Policy Value will be allocated to the Fixed Account according to the allocation percentage you specified in your application. On the date we receive an Additional Purchase Payment, the net additional purchase payment will be allocated to the Fixed Account according to your instructions in effect; or if no instructions are in effect, in the same proportion that the value of the Fixed Account bears to the entire Policy Value.

INTEREST RATES

The Guaranteed Interest Rate is shown on page 4A of the Policy. This interest rate is the minimum effective annual rate at which interest will be credited to amounts allocated to the Fixed Account of your Policy. The Company may credit interest to the Fixed Account of your Policy at a rate greater than the Guaranteed Interest Rate. Any interest credited to the Fixed Account of your Policy in excess of the Guaranteed Interest Rate will be determined in the sole discretion of the Company.

FIXED ACCOUNT VALUE

At the end of any Valuation Period, the Fixed Account Value is equal to:

(a) the sum of all Net Purchase Payments allocated to the Fixed Account;
    plus
(b) any amounts transferred from the Variable Account to the Fixed
    Account; plus
(c) total interest credited to the Fixed Account; less
(d) any amounts transferred from the Fixed Account to the Variable
    Account; less
(e) the portion of any withdrawals, withdrawal charges, and transaction charges allocated to the Fixed Account; less
(f) the portion of the annual deduction and premium taxes which is allocated to the Fixed Account.

POLICY VALUE

The Policy Value of this policy prior to the Retirement Date is equal to the Variable Account Value plus the Fixed Account Value. Variable Account Values are not guaranteed.

SURRENDER OF FIXED ACCOUNT VALUES

The Company may defer payment of any amounts from the Fixed Account for up to six months from the date of the request to surrender. If the Company

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defers payment for more than 30 days, the Company will pay interest on the amount deferred. Interest will be paid at a rate not less than the Guaranteed Interest Rate shown on page 4A.

TRANSFERS PRIOR TO THE RETIREMENT DATE

You may transfer all or a part of the values held in the Fixed Account to one or more of the variable Investment Divisions once per policy year. The amount transferred from the Fixed Account to a variable Investment Division may not exceed the greater of: (a) 25% of the prior Policy Anniversary's Fixed Account Value; or (b) the amount of the prior policy year's transfer.

You may transfer all or a part of the values held in the variable Investment Divisions to the Fixed Account up to twelve times in a policy year. However, if a transfer is made from the Fixed Account to a variable Investment Division, no transfer from the variable Investment Division to the Fixed Account may be made for six months from the transfer date.

The amount transferred from a variable Investment Division to the Fixed Account, or from the Fixed Account to a variable Investment Division must be at least: (a) $500; or (b) the total value of the variable Investment Division or Fixed Account, if less.

TRANSFERS AFTER THE RETIREMENT DATE

Transfers from the Fixed Account to the variable Investment Divisions are not allowed after the Retirement Date. The Annuitant may transfer values held in the variable Investment Divisions to the Fixed Account once per policy year. Transfers after the Retirement Date will be subject to the Reallocations During Annuity Payment Period Provision of the Policy.

WITHDRAWALS

A withdrawal and any withdrawal charges or transaction charges associated with such withdrawal, will be made from the Fixed Account in the same proportion that the value of the Fixed Account bears to the entire Policy Value, unless you instruct otherwise.

ANNUAL DEDUCTIONS AND DEDUCTIONS FOR PREMIUM TAXES

The Annual Deductions and Deductions for Premium Taxes described on page 11 of your Policy will be made from the Fixed Account in the same proportion that the value of the Fixed Account bears to the total Policy Value.

FIXED ANNUITY

On the Retirement Date the Policy Value as of 14 days prior to the Retirement Date, less any premium taxes and less any withdrawal charges, may be applied to make Fixed Annuity payments, Variable Annuity payments, or a combination thereof.

Fixed Annuity payments provide guaranteed annuity payments which remain fixed in amount throughout the payment period. Fixed Annuity payments do not vary with the investment experience of the Investment Divisions. The amount for each $1,000 of Policy Value applied to make Fixed Annuity payments will be based on our Fixed Annuity Payment rates in effect on the settlement date. These rates are guaranteed not to be less than the Life Annuity Payments per $1,000 Proceeds Applied shown in the Annuity Tables of your Policy. The Annuity Tables are based on the 1971 Individual

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Annuity Mortality Table (set back two years) with interest at 4.0%.  Where requested and required by law unisex tables will be used.

Variable Annuity payments after the first are not fixed and may change from month to month. Calculation of Variable Annuity payments is described in the Annuity Provisions of your Policy.

TERMINATION

This rider will terminate on the earlier of the date the Policy is surrendered, terminated, exchanged or annuitized.

           UNITED INVESTORS LIFE INSURANCE COMPANY


                         PRESIDENT


                                           John Doe
                                           U000-00-001

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                           POLICY DATA (Continued)
-----------------------------------------------------------------------
            FIXED ACCOUNT - TABLE OF GUARANTEED MINIMUM VALUES
----------------------------------------------------------------------

                   GUARANTEED INTEREST RATE: 4.00%

                            MINIMUM
           END OF           ACCOUNT          SURRENDER
         POLICY YEAR        VALUE               VALUE
         -----------       ---------         --------
                1            10,400             9,600
                2            10,676             9,976
                3            10,962            10,362
                4            11,260            10,760
                5            11,570            11,170
                6            11,893            11,593
                7            12,228            12,028
                8            12,577            12,477
                9            12,939            12,939
               10            13,317            13,317

               11            13,709            13,709
               12            14,205            14,205
               13            14,721            14,721
               14            15,258            15,258
               15            15,817            15,817
               16            16,397            16,397
               17            17,001            17,001
               18            17,629            17,629
               19            18,282            18,282
               20            18,962            18,962


          VALUES SHOWN ABOVE ARE BASED ON THE ASSUMPTION THAT:

         (1) $10,000 purchase payment is received and allocated
             100 % to the fixed account.  Purchase payments shown

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             are net of premium taxes due, if any; and
         (2) there are no additional purchase payments made; and
         (3) there are no partial withdrawals.

         If purchase payments are otherwise paid or allocated or if there are partial withdrawals, the values will be adjusted in accordance with the provisions of the policy.


THE POLICY VALUE of this policy prior to the retirement date is equal to the Variable Account Value plus the Fixed Account Value. Variable Account Values are not guaranteed.


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